Exhibit 21

List of Subsidiaries of ZBB Energy Corporation

1.        Tier Electronics LLC (Wisconsin)

2.        ZBB Energy Pty Ltd. (Australia)

3.        ZBB PowerSav Holdings Limited (Hong Kong)

4.        ZBB Cayman Corporation (Cayman Islands)